Exhibit 3.4

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 01:00 PM 04/12/1996 960106229 – 2513234

CERTIFICATE OF INCORPORATION

of

LIFECARE HOSPITALS OF NORTHERN NEVADA, INC.

The undersigned person, acting as sole incorporator of the corporation pursuant to the General Corporation Law of the State of Delaware, does hereby make this Certificate of Incorporation for such corporation, declaring and certifying that this is my act and deed and that the facts herein stated are true:

ARTICLE ONE

The name of the corporation is LifeCare Hospitals of Northern Nevada, Inc.

ARTICLE TWO

The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of common stock, Ten Cents ($0.10) par value per share.

ARTICLE FIVE

The Board of Directors is authorized to adopt, amend or repeal the bylaws of the corporation. Election of directors need not be by written ballot.

ARTICLE SIX

The name and mailing address of the incorporator is:

Carlos Treistman	808 Travis Street, Suite 1700
Houston, Texas 77002

ARTICLE SEVEN

The number of directors of the corporation shall be as provided in the bylaws of the corporation, as the same may be amended from time to time. The names and addresses of the persons who are to serve as the initial directors of the corporation until the first annual meeting of stockholders or until their successors are elected or qualified are:

NAME:	ADDRESS:
David B. LeBlanc	504 Texas Street, Suite 600 Shreveport, Louisiana 71101-3588

Ann M. George	504 Texas Street, Suite 600 Shreveport, Louisiana 71101-3588

Mary Eugenia LaVigne Fletcher	Suite 301, One Texas Centre 415 Texas Street Shreveport, Louisiana 71101

Charles L. Williams	2925 Mansfield Road P. O. Box 3735 Shreveport, Louisiana 71103

Fred L. Phillips	2925 Mansfield Road P. O. Box 3735 Shreveport, Louisiana 71103

John. F. George	308 Acadian Place Shreveport, Louisiana 71106

ARTICLE EIGHT

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

I, THE UNDERSIGNED, hereunto set my hand this 11th day of April, 1996.

/s/ Carlos Treistman
CARLOS TREISTMAN

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